ROUSE PROPERTIES
1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
T: 212-608-5108
ROUSEPROPERTIES.COM | NYSE: RSE

EXHIBIT 10.1

June 30, 2014

Michael Grant
XXXXXXXX

Dear Michael:

Rouse Properties, Inc. is pleased to extend to you an offer of employment for the position of
Chief Accounting Officer, at Rouse Properties. Your position will be located at our corporate headquarters in New York.

Base Salary
Your annual base compensation will be $235,000 less applicable taxes and withholdings.

Incentives
You will be eligible to participate in the Company’s incentive bonus plan. Your initial target award opportunity will be 40% of your base salary. The actual award amount will be determined by the Chief Executive Officer and shall be in accordance with the then existing bonus plan. For new employees, first year bonus amounts will be pro-rated based on the date of hire. In order to receive your award, you must be actively employed by the Company on the date that bonus payments are distributed. All such awards are subject to approval by the Chief Executive Officer and Board of Directors. You will also be provided with a one-time special payment in the amount of $20,000 to be applied to relocation and settling-in costs.

Option Award
You will be eligible to receive an annual award of Options for common stock of the Company under the stock option plan based on your individual performance and the Company’s financial results as determined by the Board of Directors of the Company. These options are ten-year non-qualified options to purchase common shares of the Company and vest evenly over five (5) years, commencing with the first anniversary of award. Your target award will be expressed in terms of dollars at work (“Leverage”). The number of options awarded will be calculated as Leverage divided by the price per share of the common stock on the date the Board of Directors approves or determines annual option grants for senior executives of the Company generally.

Your first award will be an up-front award, granted on a specific date determined by the Board of Directors of the company. The number of options awarded initially will be calculated based on target Leverage of $235,000 divided by the market price at the time of the award.

Commencing in 2015, you will be eligible for an annual option award targeted at Leverage of .7 times Base Salary. All awards will be made in accordance with the terms of the Plan and are subject to approval by the Board. The target Leverage may vary depending on the specific plan.

Benefits
You will be eligible to participate in benefit plans available to employees of the Company which include Medical/Rx, Dental, Vision, Life and Disability coverage. Benefits are effective on the first day of the month following your

ROUSE PROPERTIES
1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
T: 212-608-5108
ROUSEPROPERTIES.COM | NYSE: RSE

date of hire. During your first week of employment, a Human Resources Representative will contact you to assist you with the enrollment process. You will also be eligible to participate in the 401(k) plan on the first of the month, following the completion of 30 days of continuous employment at Rouse Properties. You will be eligible for four (4) weeks’ vacation, which will be pro-rated during your first year of employment. Starting with the first occurring January 1 following your date of hire, and for each subsequent calendar year, vacation entitlements will be credited on January 1.

Relocation
In light of your need to relocate to the greater New York City area, we will provide you with relocation assistance in accordance with our corporate relocation policy. Details of the policy are included with this letter.

At-Will Employment
This offer letter does not constitute, and may not be construed as, a commitment to employment for any specific duration. Your employment with the Company will be at-will, which means that you may leave the Company or the Company may require that you leave its employ, at any time and for any reason. The at-will status of your employment may not be altered in any way by any oral or written statement made by any employee of the Company, except for an express written agreement to such effect signed by you and an authorized representative of the Company.

Employment Eligibility Verification
In accordance with federal immigration law, you will need to provide your authorization to work in the United States when you start. Please be prepared to produce documents to prove your identity and employment eligibility in the United States. For a list of acceptable documents, refer to the I-9 Form enclosed.

Code of Business Conduct and Ethics
It has always been our policy that all our activities should be conducted with the highest standards of honesty and integrity and in compliance with all legal and regulatory requirements. As such, you will agree to adhere to our Code of Business Conduct and Ethics and Ethics and Employee Conduct Guidelines. You will be required to sign an annual statement of compliance.

Employee Representations
You represent and warrant to the Company that: (i) the acceptance of this offer of employment by you will not violate any employment agreement, non-compete agreement, non-solicitation agreement or confidentiality agreement to which you are a party or by which you are bound, (ii) you have not taken any documentation, property or confidential materials of any kind from any prior company with whom you have been associated without permission, (iii) you will devote your entire professional time and attention to this role and you will not engage in any other business or paid employment without prior written consent from the Company and (iv) you have received, read and agree to comply with the Code of Business Conduct and Ethics and our Personal Trading Policy and agree to follow all standard policies.

Confidentiality
In your position, you will have access to and be dealing with confidential information with respect to public companies. All securities transactions must be reported on insider reports if applicable. You agree to treat as confidential and shall not, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any confidential or privileged information relating to the business of the Company or its subsidiaries or affiliates, whether during the period of your employment with the Company or thereafter, provided that your disclosure of confidential or privileged information in the course of fulfilling your duties to the Company or its affiliates as prescribed by this offer of employment shall not be considered to be a breach of the foregoing provision and provided further that the forgoing provision is subject to any disclosure required by law (provided that you

ROUSE PROPERTIES
1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
T: 212-608-5108
ROUSEPROPERTIES.COM | NYSE: RSE

provide the Company with advance written notice of such requirement (to the extent permitted by law) and reasonably co-operate with the Company should it seek to limit such disclosure). Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all Corporate property, both in electronic and paper form and including all client records, product information, business plans etc., and you agree not to retain any copies.

Michael, we are pleased that you are considering joining and hope that you find the opportunity exciting and challenging. If there are any questions or problems, please feel free to call me to discuss them at any time. If you are in agreement with the terms and conditions of this offer, I would appreciate you signing the enclosed copy of this letter thereby indicating your acceptance of employment. This employment offer is made contingent upon your successful completion of the pre-employment background check, reference check, and drug test, and provision of all necessary documents.

Yours truly,

/s/ BOBBIE LYONS

Bobbie Lyons
Senior Vice President, Human Resources
Rouse Properties

I understand and am in agreement with the above terms and conditions of my prospective employment including the employee representations. In addition, I consent to references and a background check. I acknowledge that this letter embodies our entire employment arrangement. My acceptance of this offer is made voluntarily and after careful consideration.

Dated this 30 day of June, 2014

/s/ MICHAEL GRANT

Michael Grant

Anticipated Start Date: July 28, 2014